Exhibit 99

For Immediate Release

3M Reports Second-Quarter 2018 Results

Second-Quarter Highlights:

•                  Sales of $8.4 billion, up 7.4 percent year-on-year

•                  Organic local-currency sales growth of 5.6 percent; growth in all business groups and all geographic areas

•                  GAAP EPS of $3.07 vs. $2.58 last year, up 19 percent year-on-year

•                  Q2 2018 earnings includes a $0.48 per share benefit from divestiture gain, net of related restructuring actions

•                  Q2 2017 earnings included a $0.33 per share benefit from divestiture gain, partially offset by portfolio and footprint investments

•                  Returned $2.4 billion to shareholders via dividends and gross share repurchases

•                  Updated 2018 earnings guidance to reflect full-year impact from the recently completed divestiture of the communication markets business, which was not included in prior guidance

ST. PAUL, Minn. – July 24, 2018 – 3M (NYSE: MMM) today reported second-quarter 2018 results.

“3M had a strong quarter, including organic growth of 6 percent that was broad-based across all business groups and geographic areas,” said Mike Roman, 3M chief executive officer. “Our team delivered record sales and a double-digit increase in earnings per share, while keeping our commitment to investing in our business and returning cash to shareholders.

“Going forward we will continue to prioritize 3M’s portfolio, strengthen our innovation capabilities and accelerate our transformation, while developing our people. The 3M Playbook is working and we’re just getting started. We are well positioned to deliver even greater value for our customers and shareholders in 2018 and beyond.”

Sales were up 7.4 percent to $8.4 billion. Organic local-currency sales increased 5.6 percent while acquisitions, net of divestitures, increased sales by 0.8 percent. Foreign currency translation increased sales by 1.0 percent year-on-year.

Total sales grew 15.8 percent in Safety and Graphics, 6.8 percent in Industrial, 4.9 percent in Health Care, 4.6 percent in Consumer, and 3.6 percent in Electronics and Energy. Organic local-currency sales increased 8.5 percent in Safety and Graphics, 5.7 percent in Industrial, 5.2 percent in Electronics and Energy, 4.3 percent in Consumer, and 3.8 percent in Health Care.

On a geographic basis, total sales grew 9.5 percent in EMEA (Europe, Middle East and Africa), 7.9 percent in Asia Pacific, 7.1 percent in the U.S., and 3.1 percent in Latin America/Canada. Organic local-currency sales increased 6.0 percent in Latin America/Canada, 5.8 percent in EMEA, 5.6 percent in the U.S, and 5.5 percent in Asia Pacific.

Second-quarter GAAP earnings were $3.07 per share, an increase of 19 percent versus the second quarter of 2017. During the quarter, the company recorded a benefit of $0.48 per share related to the divestiture of the communication markets business, net of related restructuring actions. Second-quarter 2017 GAAP earnings were $2.58 per share which included a net benefit of $0.33 per share from the identity management business divestiture gain, partially offset by portfolio and footprint investments.

Second-quarter operating income was $2.4 billion with operating margins of 28.6 percent. Operating income includes a benefit of $389 million from the communication markets business divestiture, net of related restructuring actions.

The company paid $802 million in cash dividends to shareholders and repurchased $1.6 billion of its own shares during the quarter.

3M updated its 2018 GAAP earnings expectations to reflect the full-year impact from the communication markets business divestiture and related actions. The company now expects its GAAP earnings to be in the range of $9.08 to $9.38 per share versus $8.68 to $9.03 previously. Excluding the full-year impacts from the communication markets business divestiture gain and related actions, a first-quarter legal settlement, and the Tax Cuts and Jobs Act-related expense, 3M now expects its adjusted 2018 earnings to be in the range of $10.20 to $10.45 per share versus prior expectation of $10.20 to $10.55. The update to the range reflects the impact of the divested income associated with the communication markets business which was not included in prior guidance.

The company maintained its full-year organic local-currency sales growth guidance of 3 to 4 percent and free cash flow conversion of 90 to 100 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

Second-Quarter Business Group Discussion

Industrial

•                  Sales were $3.1 billion, up 6.8 percent in U.S. dollars. Organic local-currency sales increased 5.7 percent, foreign currency translation increased sales by 1.2 percent, and divestitures decreased sales by 0.1 percent.

•                  On an organic local-currency basis:

•                  Sales increased in all businesses led by separation and purification, advanced materials, abrasives, and industrial adhesives and tapes.

•                  Sales grew in all geographic areas led by EMEA, the U.S., and Latin America/Canada.

•                  Operating income was $724 million, an increase of 27.4 percent year-on-year; operating margins were 23.0 percent.

Safety and Graphics

•                  Sales were $1.8 billion, up 15.8 percent in U.S. dollars. Organic local-currency sales increased 8.5 percent, foreign currency translation increased sales by 1.0 percent, and acquisitions, net of divestitures, increased sales by 6.3 percent.

•                  On an organic local-currency basis:

•                  Sales increased in all businesses led by personal safety, commercial solutions, and transportation safety.

•                  Sales grew in all geographic areas led by EMEA, the U.S., and Asia Pacific.

•                  Operating income was $480 million, down 43.6 percent year-on-year; Q2 2017 operating income included the identity management divestiture gain of $457 million; operating margins were 26.4 percent.

Health Care

•                  Sales were $1.5 billion, up 4.9 percent in U.S. dollars. Organic local-currency sales increased 3.8 percent, foreign currency translation increased sales by 1.0 percent, and acquisitions increased sales by 0.1 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by food safety, medical solutions, and health information systems; drug delivery declined.

•                  Sales grew in all geographic areas led by Asia Pacific, Latin America/Canada, and EMEA.

•                  Operating income was $435 million, an increase of 6.7 percent year-on-year; operating margins were 28.6 percent.

Electronics and Energy

•                  Sales were $1.3 billion, up 3.6 percent in U.S. dollars. Organic local-currency sales increased 5.2 percent, foreign currency translation increased sales by 1.1 percent and divestitures decreased sales by 2.7 percent.

•                  On an organic local-currency basis:

•                  Energy-related sales grew by 9 percent; electronics-related sales increased 4 percent with growth in both electronics materials solutions, and display materials and systems.

•                  Sales grew in all geographic areas led by the U.S., EMEA, and Asia Pacific.

•                  Operating income was $865 million, an increase of 167 percent year-on-year, reflecting a benefit of $494 million from the communication markets divestiture gain; operating margins were 64.7 percent.

Consumer

•                  Sales were $1.2 billion, up 4.6 percent in U.S. dollars. Organic local-currency sales increased 4.3 percent and foreign currency translation increased sales by 0.3 percent.

•                  On an organic local-currency basis:

•                  Sales grew in home improvement, stationery and office, and home care; consumer health care declined.

•                  Sales grew in the U.S., Latin America/Canada, and Asia Pacific; EMEA declined.

•                  Operating income was $261 million, up 32.3 percent year-on-year; operating margins were 21.4 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21863182). The telephone replay will be available until 11:30 a.m. EDT (10:30 a.m. CDT) on July 31, 2018.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$8,390	$7,810	$16,668	$15,495

Operating expenses
Cost of sales	4,227	4,020	8,463	7,902
Selling, general and administrative expenses	1,800	1,620	4,373	3,234
Research, development and related expenses	468	478	954	954
Gain on sale of businesses	(506)	(461)	(530)	(490)

Total operating expenses	5,989	5,657	13,260	11,600

Operating income	2,401	2,153	3,408	3,895

Other expense (income), net	51	11	93	16

Income before income taxes	2,350	2,142	3,315	3,879

Provision for income taxes	488	557	847	968

Net income including noncontrolling interest	$1,862	$1,585	$2,468	$2,911

Less: Net income attributable to noncontrolling interest	5	2	9	5

Net income attributable to 3M	$1,857	$1,583	$2,459	$2,906

Weighted average 3M common shares outstanding — basic	591.4	598.1	593.8	598.1
Earnings per share attributable to 3M common shareholders — basic	$3.14	$2.65	$4.14	$4.86

Weighted average 3M common shares outstanding — diluted	604.2	612.8	608.5	612.4
Earnings per share attributable to 3M common shareholders — diluted	$3.07	$2.58	$4.04	$4.74

Cash dividends paid per 3M common share	$1.36	$1.175	$2.72	$2.35

As discussed in note (c), results of operations for the first quarter of 2018 were impacted by an $897 million pre-tax charge related to settlement of a previously disclosed lawsuit with the State of Minnesota and a $217 million measurement period adjustment relative to the accounting for the 2017 enactment of the Tax Cuts and Jobs Act. Results of operations for the second quarter of 2018 reflected the net $389 million pre-tax impact of the Communication Markets divestiture gain, net of restructuring actions. In addition, as discussed in 3M’s Form 8-K dated May 8, 2018, (which updated 3M’s 2017 Annual Report on Form 10-K) the Company adopted Accounting Standards Update (ASU) No. 2017-07 relative to the presentation of pension and postretirement benefit costs in the first quarter of 2018 with retroactive impact to prior periods.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$2,801	$3,053
Marketable securities — current	385	1,076
Accounts receivable — net	5,383	4,911
Inventories	4,238	4,034
Prepaids	713	937
Other current assets	370	266
Total current assets	13,890	14,277
Property, plant and equipment — net	8,645	8,866
Goodwill and intangible assets — net	12,894	13,449
Other assets	1,349	1,395
Total assets	$36,778	$37,987

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$3,225	$1,853
Accounts payable	1,871	1,945
Accrued payroll	646	870
Accrued income taxes	293	310
Other current liabilities	2,867	2,709
Total current liabilities	8,902	7,687
Long-term debt	11,294	12,096
Other liabilities	6,154	6,582
Total liabilities	$26,350	$26,365

Total equity	$10,428	$11,622
Shares outstanding
June 30, 2018: 586,613,476 shares
December 31, 2017: 594,884,237 shares
Total liabilities and equity	$36,778	$37,987

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six months ended
	June 30,
	2018	2017
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,042	$2,630

Cash flows from investing activities:
Purchases of property, plant and equipment	(669)	(589)
Acquisitions, net of cash acquired	13	—
Purchases and proceeds from sale or maturities of marketable securities and investments — net	672	136
Proceeds from sale of businesses, net of cash sold	806	862
Other investing activities	85	18

NET CASH PROVIDED BY INVESTING ACTIVITIES	907	427

Cash flows from financing activities:
Change in debt	774	(763)
Purchases of treasury stock	(2,537)	(1,184)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	305	496
Dividends paid to shareholders	(1,612)	(1,403)
Other financing activities	(26)	(2)

NET CASH USED IN FINANCING ACTIVITIES	(3,096)	(2,856)

Effect of exchange rate changes on cash and cash equivalents	(105)	55

Net increase (decrease) in cash and cash equivalents	(252)	256
Cash and cash equivalents at beginning of year	3,053	2,398

Cash and cash equivalents at end of period	$2,801	$2,654

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2018 forecast)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
Major GAAP Cash Flow Categories	2018	2017	2018	2017

Net cash provided by operating activities	$1,899	$1,642	$2,042	$2,630
Net cash provided by investing activities	626	517	907	427
Net cash used in financing activities	(3,142)	(1,705)	(3,096)	(2,856)

Free Cash Flow (non-GAAP measure)					Full-Year 2018 Forecast (Billions)

Net cash provided by operating activities	$1,899	$1,642	$2,042	$2,630	$6.7 to $7.2
Purchases of property, plant and equipment	(365)	(302)	(669)	(589)	($1.5 to $1.8)
Free cash flow (a)	1,534	1,340	1,373	2,041	$4.9 to $5.7

Net income attributable to 3M	$1,857	$1,583	$2,459	$2,906	$5.5 to $5.7
Free cash flow conversion (a)	83%	85%	56%	70%	90% to 100%

(a)                     Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	June 30,	December 31,
Net Debt (non-GAAP measure)	2018	2017

Total debt	$14,519	$13,949
Less: Cash, cash equivalents and marketable securities	3,212	4,156

Net debt (b)	$11,307	$9,793

(b)                     Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in billions, except per share amounts)

(Unaudited)

	Estimated Full-Year 2018
Adjusted income, earnings per share, & effective tax rate (non-GAAP measures)	GAAP Measure	Adjustment for Measurement Period Accounting of TCJA	Adjustment for MN NRD Resolution	Adjustment for Communication Markets Division Divestiture, Net of Related Restructuring Actions	Adjusted Non- GAAP Measure (c)

Income before taxes	$7.3 to 7.4	$—	$0.9	$(0.4)	$7.8 to 7.9
Provision for income taxes	$1.7 to 1.8	$(0.2)	$0.2	$(0.1)	$1.6 to 1.7
Effective tax rate	23 to 25%				20 to 22%

Net income attributable to 3M	$5.5 to 5.7	$0.2	$0.7	$(0.3)	$6.1 to 6.3
Earnings per diluted share	$9.08 to 9.38	$0.36	$1.16	$(0.40 - 0.45)	$10.20 to 10.45

(c)                      In February 2018, 3M reached an agreement with the State of Minnesota that resolved the previously disclosed Natural Resource Damages (NRD) lawsuit filed by the State against the Company related to certain PFCs present in the environment. Under the terms of the settlement, 3M agreed to provide an $850 million grant to the State for a special “3M Water Quality and Sustainability Fund.” This Fund will enable projects that support water sustainability in the Twin Cities East Metro region, such as continued delivery of water to residents and enhancing groundwater recharge to support sustainable growth. The projects will also result in habitat and recreation improvements, such as fishing piers, trails, and open space preservation. 3M recorded a pre-tax charge of $897 million, inclusive of legal fees and other related obligations, in the first quarter of 2018 associated with the resolution of this matter. Also during the first quarter of 2018, 3M recorded a tax expense of $217 million related to a measurement period adjustment to the provisional amounts recorded in December 2017, from the enactment of the Tax Cuts and Jobs Act (TCJA). 3M’s provisional accounting continues to be subject to adjustment during the measurement period of up to one year following the December 2017 enactment of TCJA. In the second quarter of 2018, 3M completed the sale of substantially all of its Communication Markets Division and reflected a pre-tax gain of $494 million as a result of this divestiture. During the second quarter of 2018, management approved and committed to undertake certain restructuring actions related to addressing corporate functional costs following the Communication Markets Division divestiture. These actions resulted in a second quarter 2018 pre-tax charge of $105 million.

In addition to providing full-year estimated 2018 financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of the NRD resolution, measurement period adjustment to the impact of enactment of the TCJA, and the impact of the Communication Markets Division divestiture gain, net of restructuring actions. These items represent significant charges/benefits that impacted the Company’s financial results. Income before taxes, provision for income taxes, net income, earnings per share, and the effective tax rate are all measures for which 3M provides the estimated GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for this item is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (d)

(Unaudited)

	Three months ended June 30, 2018
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	4.6%	5.1%	4.0%	3.9%	4.5%
Price	1.0	0.4	1.8	2.1	1.1
Organic local-currency sales	5.6	5.5	5.8	6.0	5.6
Acquisitions	2.8	0.8	3.1	0.9	2.1
Divestitures	(1.3)	(0.6)	(2.0)	(1.5)	(1.3)
Translation	—	2.2	2.6	(2.3)	1.0
Total sales change	7.1%	7.9%	9.5%	3.1%	7.4%

	Three months ended June 30, 2018
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Industrial	5.7%	—%	(0.1)%	1.2%	6.8%
Safety and Graphics	8.5	10.5	(4.2)	1.0	15.8
Health Care	3.8	0.1	—	1.0	4.9
Electronics and Energy	5.2	—	(2.7)	1.1	3.6
Consumer	4.3	—	—	0.3	4.6
Total Company	5.6%	2.1%	(1.3)%	1.0%	7.4%

	Six months ended June 30, 2018
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	3.1%	4.9%	1.4%	3.3%	3.4%
Price	0.9	0.2	1.6	1.5	0.9
Organic local-currency sales	4.0	5.1	3.0	4.8	4.3
Acquisitions	2.7	0.7	3.1	1.0	2.0
Divestitures	(1.4)	(0.6)	(2.0)	(1.4)	(1.3)
Translation	—	3.7	7.5	(0.7)	2.6
Total sales change	5.3%	8.9%	11.6%	3.7%	7.6%

	Six months ended June 30, 2018
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Industrial	4.0%	—%	(0.1)%	3.1%	7.0%
Safety and Graphics	7.7	10.2	(5.4)	2.9	15.4
Health Care	3.3	0.1	—	2.6	6.0
Electronics and Energy	3.4	—	(1.4)	2.1	4.1
Consumer	3.3	—	—	1.5	4.8
Total Company	4.3%	2.0%	(1.3)%	2.6%	7.6%

(d)                     Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), plus selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

As part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2018, and other revisions impacting business segment reporting:

Consolidation of customer account activity within international countries — expanding dual credit reporting

•                  The Company consolidated its customer account activity in each country into centralized sales districts for certain countries that make up approximately 70 percent of 3M’s 2017 international net sales. Expansion of these initiatives, which previously had been deployed only in the U.S., reduces the complexity for customers when interacting with multiple 3M businesses. 3M business segment reporting measures include dual credit to business segments for certain sales and related operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country. The expansion of alignment of customer accounts within additional countries increased the attribution of dual credit across 3M’s business segments. Additionally, certain sales and operating income results for electronic bonding product lines that were previously equally divided between the Electronics and Energy business segment and the Industrial business segment are now reported similarly to dual credit.

Centralization of manufacturing and supply technology platforms

•                  Certain shared film manufacturing and supply technology platform resources formerly reflected within the Electronics and Energy business segment were combined with other shared and centrally managed material resource centers of expertise within Corporate and Unallocated.

In addition, 3M adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, effective January 1, 2018, on a retrospective basis. As a result, operating income for 3M’s business segments has been revised to reflect non-service cost components of pension and postretirement net periodic benefit costs within other expense (income) net.

The financial information presented herein reflects the impact of the preceding changes for all periods presented. Refer to 3M’s Current Report on Form 8-K furnished on March 15, 2018, for additional supplemental unaudited historical business segment net sales and operating income information. In addition, these business segment changes were reflected in 3M’s Current Report on Form 8-K dated May 8, 2018, (which updated 3M’s 2017 Annual Report on Form 10-K) and 3M’s Quarterly Report on Form 10-Q for the period ended March 31, 2018.

BUSINESS SEGMENT INFORMATION	Three months ended		Six months ended
NET SALES	June 30,		June 30,
(Millions)	2018	2017	2018	2017

Industrial	$3,148	$2,946	$6,292	$5,882
Safety and Graphics	1,815	1,569	3,598	3,119
Health Care	1,520	1,449	3,056	2,884
Electronics and Energy	1,337	1,290	2,687	2,581
Consumer	1,223	1,169	2,350	2,242
Corporate and Unallocated	12	2	12	3
Elimination of Dual Credit	(665)	(615)	(1,327)	(1,216)

Total Company	$8,390	$7,810	$16,668	$15,495

BUSINESS SEGMENT INFORMATION	Three months ended		Six months ended
OPERATING INCOME	June 30,		June 30,
(Millions)	2018	2017	2018	2017

Industrial	$724	$568	$1,443	$1,238
Safety and Graphics	480	851	963	1,250
Health Care	435	408	895	837
Electronics and Energy	865	325	1,202	581
Consumer	261	198	479	421
Corporate and Unallocated (e)	(206)	(51)	(1,252)	(144)
Elimination of Dual Credit	(158)	(146)	(322)	(288)

Total Company	$2,401	$2,153	$3,408	$3,895

(e)                      Corporate and Unallocated operating income was impacted of certain restructuring actions related to addressing corporate functional costs following the Communication Markets Division divestiture recorded in the second quarter of 2018. These actions, in addition to the legal settlement recorded in the first quarter of 2018, impacted operating income for the first six months of 2018, as further discussed in note (c).

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 91,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

Contacts

3M

Investor Contact:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Lori Anderson, 651-733-0831